Exhibit 10.3

Execution Copy

TAX SHARING AGREEMENT

by and between

ALEXANDER & BALDWIN HOLDINGS, INC.,

and

A & B II, INC.

Dated as of June 8, 2011

i

ii

TAX SHARING AGREEMENT

This Tax Sharing Agreement (this “Agreement”) is entered into as of June 8, 2012 by and between Alexander & Baldwin Holdings, Inc., a Hawaii corporation (“Holdings”), and A & B II, Inc., a Hawaii corporation and a direct, wholly owned subsidiary of Holdings (“New A&B”).  Holdings and New A&B are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”  Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Article I.

RECITALS

WHEREAS, the boards of directors of the Parties have each determined that it is appropriate and desirable to separate the A&B Businesses from the Matson Businesses and accordingly have caused the Parties to enter into the Separation and Distribution Agreement dated as of June 8, 2012 (the “Separation Agreement”);

WHEREAS, on June 6, 2012, Holdings and Old A&B consummated a holding company reorganization pursuant to which: (1) A&B Merger Corporation, a Hawaii corporation and a direct, wholly owned subsidiary of Holdings, merged with and into Old A&B (such merger, the “Holding Company Merger”), with Old A&B surviving the Holding Company Merger as a direct, wholly owned subsidiary of Holdings; and (2) promptly following consummation of the Holding Company Merger, Old A&B converted into a Hawaii limited liability company pursuant to Section 414-271 of the Hawaii Business Corporation Act (such conversion, the “Old A&B LLC Conversion” and, together with the Holding Company Merger, the “Holding Company Reorganization”) and was renamed Alexander & Baldwin, LLC (“A&B LLC”).

WHEREAS, following the Holding Company Reorganization, (a) A&B LLC was a direct, wholly owned Subsidiary of Holdings and (b) Matson Navigation Company, Inc., a Hawaii corporation (“Matson”), was a direct, wholly owned Subsidiary of A&B LLC;

WHEREAS, following the Holding Company Reorganization and prior to the date hereof, McBryde Sugar Company, Limited, a Hawaii corporation (“McBryde Sugar”): (a) converted to a Hawaii limited liability company pursuant to Section 414-271 of the Hawaii Business Corporation Act (the “McBryde LLC Conversion”) and was renamed McBryde Sugar Company, LLC (“McBryde LLC”); and (b) distributed 5.35% of the outstanding stock of ABHI-Crockett, Inc., a Hawaii corporation (“ABHI-Crockett”), to A&B LLC, as a result of which ABHI-Crockett became a direct, wholly owned Subsidiary of A&B LLC;

WHEREAS, following the Holding Company Reorganization and prior to the date hereof:  (a) A&B LLC distributed (i) all of the outstanding stock of Matson to Holdings, as a result of which Matson became a direct, wholly owned Subsidiary of Holdings and (ii) all of the outstanding stock of ABHI-Crockett to Holdings, as a result of which ABHI-Crockett became a direct, wholly owned Subsidiary of Holdings; and (b) Holdings contributed all of the outstanding equity interests of A&B LLC to New A&B (the “Contribution”), as a result of which A&B LLC became a direct, wholly owned Subsidiary of New A&B;

WHEREAS, prior to the Holding Company Reorganization Old A&B was, and following the Holding Company Reorganization, Holdings (as successor to Old A&B for United States federal income tax purposes) is the common parent of an affiliated group of corporations that files a consolidated United States federal income tax return;

WHEREAS, as set forth in the Separation Agreement, and subject to the terms and conditions thereof, the Parties currently intend to effect:  (a) the separation of the Matson Businesses and the A&B Businesses pursuant to the Separation Agreement (together with the Contribution, the “Separation”); and (b) the distribution by Holdings to the holders of outstanding shares of common stock, without par value, of Holdings, on a pro rata basis, of all of the outstanding shares of common stock, without par value, of New A&B, owned by Holdings as of the Distribution Date (which shall represent 100% of the issued and outstanding shares of New A&B common stock) (the “Distribution”);

WHEREAS, following the Distribution, (a) New A&B will be the common parent of an affiliated group of corporations that files a consolidated United States federal income tax return and (b) the currently existing affiliated group of which Holdings is the common parent will remain in existence with all of its previous members other than New A&B and the New A&B Affiliates;

WHEREAS, Old A&B has received a private letter ruling from the IRS (the “IRS Ruling”) to the effect that, among other things, for United States federal income tax purposes:  (a) the Holding Company Reorganization will qualify as a reorganization within the meaning of section 368(a)(1)(F) of the Code and Old A&B and Holdings will each be a party to the reorganization under section 368(b) of the Code; (b) the McBryde LLC Conversion will be treated as a distribution by McBryde Sugar in complete liquidation under section 332 of the Code; and (c) the Separation and the Distribution, taken together, will qualify as a reorganization under section 368(a)(1)(D) and Holdings and New A&B will each be a party to the reorganization under section 368(b);

WHEREAS, the Parties desire to set forth their agreement on the rights and obligations, following the Distribution, of the members of the Holdings Tax Group, on the one hand, and the members of the New A&B Tax Group, on the other hand, with respect to (a) handling and allocating United States federal, state and local and foreign Taxes in periods beginning before the Distribution Date, (b) Taxes resulting from transactions effectuated in connection with the Separation and the Distribution and (c) various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, the Parties mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

“A&B Businesses” means the real estate development and ownership business and the agricultural production and processing business conducted by the A&B Group.

“A&B LLC” has the meaning set forth in the recitals to this Agreement.

“Affiliate” has the meaning set forth in Article I of the Separation Agreement.

“After Tax Amount” means any additional amount necessary to reflect (through a gross-up mechanism) the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant Taxable Period (or portion thereof).

“Ancillary Agreements” has the meaning set forth in Section 3.5 of the Separation Agreement.

“Audit” means any audit, assessment of Taxes, or other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Carryback” has the meaning set forth in Section 4.3(c).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Consolidated Return” means any Tax Return reflecting or reporting United States federal, state, local or foreign Income Taxes filed on a consolidated, combined, unitary or similar basis wherein New A&B and one or more New A&B Affiliates join in the filing of such Tax Return (for any Taxable Period or portion thereof) with Holdings and one or more Holdings Affiliates.

“Control” means the ownership of stock possessing at least 50 percent of the total combined voting power of all classes of stock entitled to vote.

“Dispute Resolution Commencement Date” has the meaning set forth in Section 8.3.

“Dispute” has the meaning set forth in Section 8.3.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the Board of Directors of Holdings, in its sole and absolute discretion.

“Distribution Taxes” means any Taxes imposed on Holdings or any Holdings Affiliate resulting from, or arising in connection with, the failure of the Separation and/or the Distribution to be tax-free to Holdings or such Holdings Affiliate under sections 355 and 368(a)(1)(D) of the Code, as the case may be (including, without limitation, any Tax resulting from the application of section 355(d) or 355(e) of the Code to the Distribution) or corresponding provisions of the laws of any other jurisdictions.  Each Tax referred to in the immediately preceding sentence shall be determined using the highest marginal federal and state corporate Income Tax rate for the relevant Taxable Period (or portion thereof).

“Employee Matters Agreement” has the meaning set forth in the Separation Agreement.

“Filing Party” has the meaning set forth in Section 7.1.

“Final Determination” means the final resolution of liability for any Tax for any Taxable Period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii)  a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code section 7121 or 7122, or a comparable agreement under the laws of other jurisdictions, which resolves the entire liability for such Tax for any Taxable Period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Holding Company Reorganization” has the meaning set forth in the recitals to this Agreement.

“Holdings Affiliate” means any corporation or other entity directly indirectly Controlled by Holdings, but excluding New A&B and any New A&B Affiliate.

“Holdings Tax Group” means the Tax Group of which Holdings is the common parent.

“Income Tax” means any federal, state, local or foreign Tax based upon, measured by or calculated by reference to net income or profits, net receipts or gross receipts (regardless of whether denominated as an “income tax,” a “franchise tax” or otherwise).

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indemnifiable Loss Deduction” has the meaning set forth in Section 5.3.

“Indemnified Loss” has the meaning set forth in Section 5.3.

“Indemnifying Party” has the meaning set forth in Section 5.3.

“Indemnitee” has the meaning set forth in Section 5.3.

“IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“IRS Ruling” has the meaning set forth in the recitals to this Agreement.

“IRS Ruling Documents” means (1) the request for a private letter ruling under sections 332, 355, 368 and various other sections of the Code, filed by Old A&B with the IRS in connection with the Holding Company Reorganization, the McBryde LLC Conversion, the Separation and the Distribution, together with any supplemental filings or ruling requests or other materials subsequently submitted in connection with such request on behalf of Old A&B (or Holdings), its Subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any rulings issued by the IRS to Old A&B (or Holdings) in response to such request or (2) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Holding Company Reorganization, the McBryde LLC Conversion, the Separation or the Distribution.

“Matson” has the meaning set forth in the recitals to this Agreement.

“Matson Businesses” means the ocean transportation operations, related shoreside operations in Hawaii and intermodal, truck brokerage and logistics services conducted by Matson and the Matson Subsidiaries.

“Matson Group” means, for any relevant time beginning immediately after the Distribution, Holdings and each Subsidiary of Holdings at such time.

“Matson Group Member” means Holdings, each Person that is a Subsidiary of Holdings immediately after the Distribution, and each Person that becomes a Subsidiary of Holdings after the Distribution.

“McBryde Sugar” has the meaning set forth in the recitals to this Agreement.

“McBryde LLC” has the meaning set forth in the recitals to this Agreement.

“McBryde LLC Conversion” has the meaning set forth in the recitals to this Agreement.

“New A&B Affiliate” means any corporation or other entity directly or indirectly Controlled by New A&B.

“New A&B Group” means, for any relevant period beginning immediately after the Distribution, New A&B and each Subsidiary of New A&B at that time.

“New A&B Group Member” means New A&B, each Person that is a Subsidiary of New A&B immediately after the Distribution and each Person that becomes a Subsidiary of New A&B after the Distribution.

“New A&B Tax Group” means the Tax Group of which New A&B is the common parent.

“Non-Income Distribution Taxes” means any Taxes other than Income Taxes imposed on any Party as a result of or in connection with the Distribution that would not have been imposed but for the Distribution.

“Old A&B” means Alexander & Baldwin, Inc., a Hawaii corporation, and the owner of one hundred percent (100%) of the outstanding capital stock of Holdings at all times prior to the Holding Company Merger.

“Old A&B LLC Conversion” has the meaning set forth in the recitals to this Agreement.

“Owed Party” has the meaning set forth in Section 6.1.

“Owing Party” has the meaning set forth in Section 6.1.

“Payment Period” has the meaning set forth in Section 6.5.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Post-Distribution Period”  means a Taxable Period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” means a Taxable Period (or portion thereof) ending on or before the Distribution Date.

“Prohibited Act” has the meaning set forth in Section 4.4.

“Representation Letter” means an officer’s certificate in which certain representations, warranties and covenants are made on behalf of Holdings, A&B, LLC and New A&B in connection with the issuance of the Tax Opinion.

“Restated Tax Saving Amount” has the meaning set forth in Section 5.4.

“Restricted Period” has the meaning set forth in Section 4.4.

“Separation” has the meaning set forth in the recitals to this Agreement.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Separation Date” means the later of the effective date and time of (1) the Contribution and (2) the transfers of property, assumption of liability, license, undertaking or agreement in connection with the separation of the Matson Businesses and the A&B Businesses, as set forth in the Separation Agreement.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Straddle Period” means a Taxable Period that begins on or before and ends after the Distribution Date.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its Subsidiaries, or by such specified Person and one or more of its Subsidiaries.

“Supplemental IRS Ruling Documents” means (1) any request for a Supplemental IRS Ruling and any materials, appendices and exhibits submitted or filed therewith and any Supplemental IRS Rulings issued by the IRS to Old A&B or Holdings in response to any such request and (2) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Holding Company Reorganization, the McBryde LLC Conversion, the Separation or the Distribution.

“Supplemental IRS Ruling” means (1) any ruling issued by the IRS in connection with the Holding Company Reorganization, the McBryde LLC Conversion, the Separation or the Distribution, other than a ruling in response to Old A&B’s initial request for the IRS Ruling, and (2) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to the Holding Company Reorganization, the McBryde LLC Conversion, the Separation or the Distribution.

“Tax” and “Taxes” include all taxes, charges, fees, duties, levies, imposts or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been used during a Taxable Period, and that could reduce a Tax in another Taxable Period, including, but not limited to, a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, credit related to alternative minimum tax and any other Tax credit.

“Tax Benefit” means a reduction in the Tax liability of a taxpayer for any Taxable Period.  A Tax Benefit shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Detriment” means an increase in the Tax liability of a taxpayer for any Taxable Period.  A Tax Detriment shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Group” means any United States federal, state, local or foreign affiliated, consolidated, combined, unitary or similar group or fiscal unity that joins in the filing of a single Tax Return.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other attribute or item (including the adjusted basis of property) that may have the effect of increasing or decreasing any Tax.

“Tax Opinion” means an opinion issued to Holdings by Skadden, Arps, Slate, Meagher & Flom LLP (which opinion will rely upon the effectiveness of the IRS Ruling), in form and substance acceptable to the Parties substantially to the effect that, among other things, the Separation and the Distribution, taken together, will qualify as a reorganization under section 368 of the Code.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied or required to be supplied to, or filed or required to be filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tax Saving Amount” has the meaning set forth in Section 5.3.

“Tax Services” has the meaning set forth in Section 2.5(a).

“Taxable Period” means any period for which a liability for Tax is determined.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transition Services Agreement” means the Transition Services Agreement between Holdings and New A&B dated as of June 8, 2012.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.1             Holdings’ Responsibility.  Holdings shall have sole and exclusive responsibility for the preparation and filing of:

(a)        all Consolidated Returns;

(b)        all Tax Returns that include only Holdings and/or any Holdings Affiliate; and

(c)        any Tax Returns required to be filed for a Taxable Period ending on or before, or that includes, the Distribution Date that are not otherwise described in Section 2.1 or Section 2.2.

Section 2.2             New A&B’s Responsibility.  New A&B shall have sole and exclusive responsibility for the preparation and filing of all Tax Returns that include only New A&B and/or any New A&B Affiliate.

Section 2.3             Agent.  Subject to the other applicable provisions of this Agreement, New A&B hereby irrevocably designates, and agrees to cause each New A&B Affiliate to so designate, Holdings as its sole and exclusive agent and attorney-in-fact to take such actions (including execution of documents) as are appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.1(a) or Section 2.1(c).

Section 2.4             Manner of Tax Return Preparation.

(a)        Unless otherwise required by a Taxing Authority or by applicable law, the Parties shall prepare and file all Tax Returns, and take all other actions, in a manner consistent with this Agreement, the Separation Agreement, the IRS Ruling Documents and any Supplemental IRS Ruling Documents.  All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such Tax Returns under this Agreement.

(b)                       Subject to Section 2.4(a), Holdings and New A&B shall, with respect to any Tax Return described in Section 2.1(a), cooperate in good faith to jointly determine: (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported; (2) whether any extensions may be requested; (3) the elections that will be made on such Tax Return; (4) whether any amended Tax Return(s) shall be filed; (5) whether any claim(s) for refund shall be made; (6) whether any refund shall be paid by way of refund or credited against any liability for the related Tax; and (7) whether to retain outside firms to prepare or review such Tax Returns.  The Parties shall negotiate in good faith to resolve any Dispute regarding the filing of any Tax Return described in Section 2.1(a) or Section 2.1(c).  Any Dispute that the Parties are unable to resolve shall be settled through the dispute resolution procedure set forth in Section 8.3; provided, however, that if any Dispute regarding the filing of any Tax Return described in Section 2.1(a) or Section 2.1(c) is not resolved at least three (3) days prior to the final due date (including applicable extensions) for such Tax Return, such Tax Return shall be filed as determined by Holdings, and an amended Tax Return shall be filed promptly upon completion of the dispute resolution procedure if necessary to give effect to the resolution of the matter pursuant to Section 8.3.

(c)                        Within ninety (90) days after filing the Holdings Tax Group Consolidated Return for the tax year that includes the Distribution Date, Holdings shall notify New A&B of the Tax attributes associated with New A&B and the other members of the New A&B Group, and the Tax bases of the assets and liabilities, transferred to New A&B for United States federal income tax purposes pursuant to the Contribution and the transactions contemplated by the Separation Agreement.  Holdings shall provide New A&B with preliminary estimates of such information on or before January 20, 2013.

Section 2.5                                    Tax Services.

(a)                       In General.  It is the intention of the Parties that except as specifically provided herein, the Transition Services Agreement shall govern the provision of tax services by Holdings to New A&B and the other members of the New A&B Group (the “Tax Services”).

(b)                       Right to Review.  Holdings shall provide or cause to be provided any Tax Return (or portion or excerpt thereof relating exclusively to New A&B or its Subsidiaries) to be filed by Holdings on behalf of New A&B pursuant to Holdings’ provision of Tax Services at least ten (10) business days prior to the due date of such Tax Return, including extensions.  New A&B shall have the right to comment on any such Tax Return (or portion or excerpt thereof, as applicable), and Holdings shall reasonably consider New A&B’s comments.  Any disagreement regarding the content of such a Tax Return shall be resolved as set forth in Section 2.4(b).

(c)                        Information.  Holdings shall provide or cause to be provided to New A&B copies of all Tax Returns (or portions or excerpts thereof relating exclusively to New A&B or its Subsidiaries) filed on behalf of New A&B, in each case within fifteen (15) days of filing, pursuant to Holdings’ provision of Tax Services, and shall promptly provide any notices or communications from any Taxing Authority relating to any Tax or Tax Return of New A&B or its Subsidiaries covered by the Tax Services.

(d)                       List of Tax Returns.  As soon as practicable after the Distribution Date, Holdings shall provide to New A&B an updated list of all Tax Returns to be filed by Holdings on behalf of New A&B or its Subsidiaries pursuant to Section 2.1(a) or Section 2.1(c).

ARTICLE III

LIABILITY FOR TAXES

Section 3.1                                    Holdings’ Liability.  Holdings shall be liable for all Taxes due with respect to all Tax Returns described in (a) Section 2.1(a) or Section 2.1(c), but only to the extent that such Taxes relate to or are imposed upon the Matson Businesses, or, in the case of combined state Taxes, to the extent of the Matson Businesses’ relative contribution to state taxable income, and (b) Section 2.1(b).  Holdings shall be liable for any Tax deficiency assessed with respect to the portion of such Tax Returns for which it is responsible.  Holdings shall be entitled to receive and retain all Refunds of Taxes previously paid by Holdings or any of its Subsidiaries with respect to Taxes described in this Section 3.1.

Section 3.2                                    New A&B’s Liability.  New A&B shall be liable for all Taxes due with respect to Tax Returns described in (a) Section 2.1(a) or Section 2.1(c), but only to the extent that such Taxes relate to or are imposed upon the A&B Businesses, or, in the case of combined state Taxes, to the extent of the A&B Businesses’ relative contribution to state taxable income, and (b) Section 2.2.  New A&B shall be liable for any Tax deficiency assessed with respect to the portion of such Tax Returns for which it is responsible.  New A&B shall be entitled to receive and retain all Refunds of Taxes previously paid by New A&B or any of its Subsidiaries with respect to Taxes described in this Section 3.2.

Section 3.3                                    Subsequent Adjustments.  If, as a result of any payment by Holdings of a Tax in connection with an Audit, adjustment, or amended Tax Return described in Section 2.1, New A&B receives a reciprocal (i.e., arising directly from such adjustment) net Tax Benefit, New A&B shall pay the amount of such Tax Benefit to Holdings.  If, as a result of any payment by New A&B of a Tax in connection with an Audit, adjustment, or amended Tax Return described in Section 2.1 or Section 2.2, Holdings receives a reciprocal net Tax Benefit, Holdings shall pay the amount of such Tax Benefit to New A&B.

ARTICLE IV

DISTRIBUTION TAXES AND ALLOCATION

Section 4.1                                    Distribution Taxes.

(a)                       Holdings’ Liability for Distribution Taxes.  Notwithstanding Article III, Holdings shall be liable for one hundred percent (100%) of any Distribution Taxes that are attributable to, or result from, one or more of the following:

(i)             any action or omission by any Matson Group Member that is materially inconsistent with any material or information, or that constitutes a material breach of any material covenant or material representation, pertaining to any Matson Group Member in the IRS Ruling Documents, the IRS Ruling, any Supplemental IRS Ruling Documents, any Supplemental IRS Ruling or the Representation Letter;

(ii)          any action or omission by any Matson Group Member after the Distribution Date, including, without limitation, a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by any Matson Group Member following the Distribution;

(iii)       any acquisition of any stock or assets of any Matson Group Member by one or more other Persons occurring prior to or following the Distribution; or

(iv)      any issuance of stock by any Matson Group Member, or change in ownership of stock in any Matson Group Member, that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.

(b)                       New A&B’s Liability for Distribution Taxes.  Notwithstanding Article III, New A&B shall be liable for one hundred percent (100%) of any Distribution Taxes that are attributable to, or result from, one or more of the following:

(i)             any action or omission by any New A&B Group Member that is materially inconsistent with any material or information, or that constitutes a material breach of any material covenant or material representation, pertaining to any New A&B Group Member in the IRS Ruling Documents, the IRS Ruling, any Supplemental IRS Ruling Documents, any Supplemental IRS Ruling or the Representation Letter;

(ii)          any action or omission by any member of the New A&B Group after the Distribution Date, including without limitation, a cessation, transfer to affiliates or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by any member of the New A&B Group following the Distribution;

(iii)       any acquisition of any stock or assets of any member of the New A&B Group by one or more other Persons following the Distribution; or

(iv)      any issuance of stock by any member of the New A&B Group, or change in ownership of stock in any member of the New A&B Group, that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.

(c)                        First Party Responsible.  The first party to act or fail to act in a manner that results in the imposition of Distribution Taxes shall be liable for one hundred percent (100%) of such Distribution Taxes pursuant to Section 4.1(a) or 4.1(b), as applicable; provided, that if such first party is able to act, and does act, in a manner that results in Distribution Taxes not being imposed, then such first party shall not be liable for any Distribution Taxes imposed as a result of any act or omission by the other party subsequent to the first party’s action or omission.

(d)                       No Party Responsible.  If Distribution Taxes are imposed and no Party bears responsibility for the imposition of such taxes under Section 4.1(c), then New A&B shall be liable for fifty percent (50%) of such Distribution Taxes pursuant to Section 4.1(a) or 4.1(b), and Holdings shall be liable for fifty percent (50%), of such Distribution Taxes pursuant to Section 4.1(a) or 4.1(b).

(e)                        Liability for Non-Income Distribution Taxes.  The liability for any Non-Income Distribution Taxes shall be borne by New A&B only if such liability arises with respect to assets transferred to New A&B by Holdings or any Holdings Affiliate pursuant to the Separation.  The liability for all other Non-Income Distribution Taxes shall be borne by Holdings.

Section 4.2                                    Private Letter Rulings; Tax Opinion.

(a)                       Information.  Holdings has provided New A&B with copies of the IRS Ruling Documents submitted on or prior to the date specified in the preamble to this Agreement, and shall provide New A&B with copies of any IRS Ruling Documents or Supplemental IRS Ruling Documents prepared after such date prior to the submission of such IRS Ruling Documents or Supplemental IRS Ruling Documents, as applicable, to a Taxing Authority.  Holdings shall provide New A&B with a copy of the IRS Ruling, a copy of the Representation Letter and a copy of the Tax Opinion.

(b)                       Cooperation by New A&B.  New A&B shall cooperate with Holdings, and shall take any and all actions reasonably requested by Holdings, in connection with (i) Holdings’ submission of any IRS Ruling Documents prepared after the date specified in the preamble to this Agreement and (ii) Holdings’ request for the Tax Opinion.

(c)                        Supplemental IRS Rulings.

(i)             In General.  At the reasonable request of New A&B, Holdings shall cooperate with New A&B and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Supplemental IRS Ruling or other guidance from the IRS or any other Taxing Authority for the purpose of confirming the continuing validity of any ruling issued by any Taxing Authority addressing the application of the law to the Distribution; provided that Holdings shall not be obligated to seek a Supplemental IRS Ruling if it reasonably believes that seeking such Supplemental IRS Ruling would adversely affect Holdings, its shareholders or any other Matson Group Member.  In no event shall Holdings be required to file any Supplemental IRS Ruling Documents unless New A&B represents that (A) it has read the Supplemental IRS Ruling Documents and (B)

all information and representations, if any, relating to New A&B and the other members of the A&B Group contained in the Supplemental IRS Ruling Documents are true, correct and complete in all material respects.  New A&B shall reimburse Holdings for all reasonable costs and expenses incurred by Holdings and any other Matson Group Member in obtaining a Supplemental IRS Ruling requested by New A&B.  New A&B shall not seek any guidance (whether written or oral) from the IRS or any other Taxing Authority concerning the Distribution except as set forth in this Section 4.2(c).

(ii)          Participation Rights.  If Holdings requests a Supplemental IRS Ruling or other guidance after the date specified in the preamble to this Agreement:  (A) Holdings shall keep New A&B informed in a timely manner of all material actions taken or proposed to be taken by Holdings in connection therewith; (B) Holdings shall (1) reasonably in advance of the submission of any such Supplemental IRS Ruling Documents provide New A&B with a draft thereof, (2) reasonably consider New A&B’s comments to such draft, (3) provide New A&B with a final copy of the Supplemental IRS Ruling Documents, (4) provide New A&B with notice reasonably in advance of, and New A&B shall have the right to attend, any meetings with the Taxing Authority (subject to the approval of the Taxing Authority) that relate to such Supplemental IRS Ruling and (5) provide New A&B with a copy of such Supplemental IRS Ruling.

Section 4.3                                    Carrybacks.

(a)                       The carryback of any loss, credit or other Tax Asset from any Post-Distribution Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign laws).

(b)                       Except to the extent otherwise consented to by Holdings (such consent not to be unreasonably withheld, conditioned or delayed) or prohibited by applicable law, New A&B shall elect to relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Asset from any Post-Distribution Period to any Pre-Distribution Period or Straddle Period (a “Carryback”).  In the event that New A&B (or the appropriate member of the New A&B Group) is prohibited by applicable law to relinquish, waive or otherwise forgo a Carryback (or Holdings consents to a Carryback), Holdings shall cooperate with New A&B, at New A&B’s expense, in seeking from the appropriate Taxing Authority such Refund as reasonably would result from such Carryback, to the extent that such Refund is directly attributable to such Carryback, and shall pay over to New A&B the amount of such Refund within ten (10) days after such Refund is received; provided, however, that New A&B shall indemnify and hold the members of the Matson Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Assets generated by a Matson Group Member if (i) such Tax Assets expire unutilized, but would have been utilized but for such Carryback, or (ii) the use of such Tax Assets is postponed to a later taxable period than the taxable period in which such Tax Assets would have been utilized but for such Carryback.

Section 4.4                                    Continuing Covenants.

(a)                       In General.  Each of Holdings and New A&B (1) shall not take, and shall not cause or permit any of its Subsidiaries to take, any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement and (2) shall take, or shall cause its Subsidiaries to take, any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided that such action does not result in any additional cost not fully compensated for by the requesting Party.  The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the Parties with respect to matters otherwise covered by this Agreement.

(b)                       Distribution Tax Liabilities.

(i)             For 24 months following the Distribution Date (the “Restricted Period”), neither Holdings nor New A&B shall (A) redeem or otherwise repurchase any capital stock other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, or (B) enter into any agreements or arrangements with respect to transactions or events (including, but not limited to, capital contributions or acquisitions, entering into any partnership or joint venture arrangements, stock issuances, stock acquisitions, option grants, or a series of such transactions or events (but excluding the Distribution)), in the case of each of clauses (A) and (B) above that, if considered part of a plan that includes the Distribution would result in one or more persons acquiring, directly or indirectly, stock of Holdings or New A&B representing a “50-percent or greater interest” therein within the meaning of section 355(d)(4) of the Code (any act inconsistent with the intended tax-free treatment of the Distribution described in the Tax Opinion and any act described in clauses (A) and (B) above, collectively, a “Prohibited Act”). Notwithstanding the foregoing, the following shall not be considered a Prohibited Act: (x) the issuance of any compensatory stock or compensatory stock options, the issuance of any stock pursuant to any equity award, compensatory option, or restricted stock unit, or the repurchase of any restricted stock, if such issuance or repurchase satisfies the conditions of Treasury Regulation § 1.355-7(d)(8)(i); or (y) the issuance of stock to a retirement plan qualified under section 401(a) or 403(a) of the Code in a transaction that satisfies the requirements of Treasury Regulation § 1.355-7(d)(9).

(ii)          Notwithstanding the foregoing, Holdings or New A&B, as the case may be, may take any of the Prohibited Acts, subject to Section 4.1, if it:  (A) first obtains (at its expense) an opinion, in form and substance reasonably acceptable to the other Party, of a nationally recognized law firm or accounting firm reasonably acceptable to the other Party, which opinion may be based on usual and customary factual representations, or (B) obtains a supplemental ruling from the IRS, in each case that such Prohibited Act(s), and any transaction related thereto, will not affect (x) the qualification of the Separation and the Distribution under section 355 and section 368(a)(1)(D) of the

Code and (y) the nonrecognition of gain to Holdings or to New A&B in the Separation and the Distribution. Holdings or New A&B may also take any of the Prohibited Acts, subject to Section 4.1, with the written consent of the other Party its sole and absolute discretion. During the Restricted Period, Holdings and New A&B shall provide, and shall cause their respective Affiliates to provide, all information reasonably requested by the other Party relating to any transaction involving an acquisition (directly or indirectly) of such other Party’s stock within the meaning of section 355(e) of the Code. The Parties acknowledge that the payment of monetary compensation would not be an adequate remedy for a breach of the obligations described in the Prohibited Acts, and each of Holdings and New A&B consents to the issuance and entry of an injunction to prevent a breach of the obligations contained in the Prohibited Acts, subject to the waiver and consent described in the preceding sentence.

(iii)       Notwithstanding anything in this Agreement to the contrary, (A) New A&B shall be responsible for, and shall indemnify and hold Holdings harmless from, any Distribution Taxes resulting from any Prohibited Act taken by New A&B or any of its Affiliates, regardless of whether the exception contained in Section 4.4(b)(ii) is satisfied with respect to such act, and (B) Holdings shall be responsible for, and shall indemnify and hold New A&B harmless from, any Distribution Taxes resulting from any Prohibited Act taken by Holdings or any of its Affiliates, regardless of whether the exception contained in Section 4.4(b)(ii) is satisfied with respect to such act.

(c)                        Holdings shall not cause or permit Matson to convert to a limited liability company or liquidate at any time during the Restricted Period.

Section 4.5                                    Allocation of Tax Assets.

(a)                       Holdings and New A&B shall cooperate, each at its own expense, in determining the allocation of any Tax Assets or Tax liabilities among the Parties in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign laws).  In the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets or Tax liabilities shall be allocated to the legal entity that incurred the cost or burden associated with the creation of such Tax Assets or Tax liabilities.  Holdings and New A&B hereby agree to compute all Taxes for Post-Distribution Periods and Straddle Periods consistently with the determinations made pursuant to this Section 4.5 unless otherwise required by a Final Determination.

(b)                       To the extent that the amount of any Tax Asset is later reduced or increased by a Taxing Authority, or as a result of an Audit or carrybacks of Tax Assets from Post-Distribution Periods of either the Holdings Tax Group or the New A&B Tax Group, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.5(a)

Section 4.6                                    Allocation of Certain Tax Items.

(a)                       Allocation Between Taxable Periods.  If applicable law requires the Taxable Period of any New A&B Group Member that was a member of the Holdings Tax Group prior to the Distribution Date to end as of the close of the Distribution Date, then Tax Items shall be included in each Taxable Period in accordance with Treasury Regulation § 1.1502-76(b)(2)(i) with no election under Treasury Regulation § 1.1502-76(b)(2)(ii).

(b)                       Allocation Within a Straddle Period.  If applicable law does not require the Taxable Period of New A&B and each New A&B Group Member that was a member of the Holdings Tax Group prior to the Distribution Date to end as of the close of the Distribution Date, then the amount of Tax Items attributable to each portion of the Straddle Period shall be determined by means of a closing of the books and records of such New A&B Group Member as of the close of the Distribution Date; provided, that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion.

(c)                        Extraordinary Transactions.  Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any transaction that is outside the ordinary course of the normal day-to-day operations of the A&B Businesses that is undertaken, caused or permitted by any New A&B Group Member that occurs on the Distribution Date but after the Distribution as occurring on the date after the Distribution Date pursuant to Treasury Regulation § 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign law.  Holdings shall not make a ratable allocation election pursuant to Treasury Regulation § 1.1502-76(b)(2)(ii)(D) or any similar or analogous provision of state, local or foreign law for the tax year in which the Distribution occurs.

Section 4.7                                    Tax Treatment of Equity-Related Compensation.

(a)                       Holdings or another member of the Holdings Tax Group shall be entitled to claim any Tax deduction relating to (i) the exercise of an option award to purchase Holdings stock, (ii) the vesting of a restricted performance stock right award or restricted stock right award with respect to Holdings stock and (iii) the payment of a cash performance unit award with respect to Holdings stock, in each case, held by an employee or former employee of Holdings or such other member of the Holdings Tax Group at the time of such exercise, vesting or payment.

(b)                       New A&B or another member of the New A&B Tax Group shall be entitled to claim any Tax deduction relating to (i) the exercise of an option award to purchase New A&B stock, (ii) the vesting of a restricted performance stock right award or restricted stock right award with respect to New A&B stock and (iii) the payment of a cash performance unit award with respect to New A&B stock, in each case, held by an employee or former employee of New A&B or such other member of the New A&B Tax Group at the time of such exercise, vesting or payment.

ARTICLE V

INDEMNIFICATION

Section 5.1                                    Generally.  The Holdings Tax Group shall jointly and severally indemnify New A&B, each New A&B Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes or Tax deficiencies for which Holdings or any Holdings Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that are attributable to, or result from the failure of Holdings or any director, officer or employee to make any payment required to be made under this Agreement.  The New A&B Tax Group shall jointly and severally indemnify Holdings, each Holdings Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes or Tax deficiencies for which New A&B or any New A&B Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of New A&B, any New A&B Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

Section 5.2                                    Inaccurate, Incomplete or Untimely Information.  The Holdings Tax Group shall jointly and severally indemnify New A&B, each New A&B Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any loss, cost, damage, fine, penalty, or other expense of any kind attributable to the negligence of Holdings or any Holdings Affiliate in supplying New A&B or any New A&B Affiliate with inaccurate, incomplete or untimely information, in connection with the preparation of any Tax Return.  The New A&B Tax Group shall jointly and severally indemnify Holdings, each Holdings Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any loss, cost, damage, fine, penalty, or other expense of any kind attributable to the negligence of New A&B or any New A&B Affiliate in supplying Holdings or any Holdings Affiliate with inaccurate, incomplete or untimely information, in connection with the preparation of any Tax Return.

Section 5.3                                    Adjustments to Payments.  Any Party that is entitled to receive a payment (the “Indemnitee”) under this Agreement from another Party (the “Indemnifying Party”) with respect to any Taxes, losses, costs, damages or expenses suffered or incurred by the Indemnitee (an “Indemnified Loss”) shall pay to such Indemnifying Party, or the Indemnifying Party shall pay to the Indemnitee, as applicable, an amount equal to the difference between any “Tax Saving Amount” actually realized by the Indemnitee in the year of the payment and the amount of the Indemnified Loss.  For purposes of this Section 5.3, the “Tax Saving Amount” shall equal the amount by which the Income Taxes of the Indemnitee or any of its affiliates are reduced (including, without limitation, through the receipt of a refund, credit or otherwise), plus any related interest received by the Indemnitee (net of Tax) from a Taxing Authority, as a result of claiming as a deduction or offset on any relevant Tax Return amounts attributable to an Indemnified Loss (the “Indemnifiable Loss Deduction”).

Section 5.4                                    Reporting of Indemnifiable Loss.  In the event that an Indemnitee incurs an Indemnified Loss, such Indemnitee shall claim as a deduction or offset on any relevant Tax Return (including, without limitation, any claim for refund) such Indemnified Loss to the extent such position is supported by “substantial authority” (within the meaning of Section 1.6662-4(d) of the Treasury Regulations) with respect to United States federal, state and local Tax Returns or has similar appropriate authoritative support with respect to any Tax Return other than a United States federal, state or local Tax Return.  Except as otherwise provided in this Agreement, the Indemnitee shall have primary responsibility for the preparation of its Tax Returns and reporting thereon such Indemnifiable Loss Deduction; provided, that the Indemnitee shall consult with, and provide the Indemnifying Party with a reasonable opportunity to review and comment on the portion of the Indemnitee’s Tax Return relating to the Indemnified Loss.  If a Dispute arises between the Indemnitee and the Indemnifying Party as to whether there is “substantial authority” (with respect to United States federal, state and local Tax Returns) or similar appropriate authoritative support (with respect to any Tax Return other than a United States federal, state or local Tax Return) for the claiming of an Indemnifiable Loss Deduction, such Dispute shall be resolved in accordance with the principles and procedures set forth in Section 8.3.  Holdings and New A&B shall act in good faith to coordinate their Tax Return filing positions with respect to the Taxable Periods that include an Indemnifiable Loss Deduction.  Any Tax Saving Amount calculated under Section 5.3 hereof shall be adjusted in the event of an Audit which results in a Final Determination that increases or decreases the amount of the Indemnifiable Loss Deduction reported on any relevant Tax Return of the Indemnitee.  The Indemnitee shall promptly inform the Indemnifying Party of any such Audit and shall attempt in good faith to sustain the Indemnifiable Loss Deduction at issue in the Audit.  Upon receiving a written notice of a Final Determination in respect of an Indemnifiable Loss Deduction, the Indemnitee shall redetermine the Tax Saving Amount attributable to the Indemnifiable Loss Deduction under Section 5.3 hereof, taking into account the Final Determination (the “Restated Tax Saving Amount”).  If the Restated Tax Saving Amount is greater than the Tax Saving Amount, the Indemnitee shall promptly pay the Indemnifying Party an amount equal to the difference between such amounts.  If the Restated Tax Saving Amount is less than the Tax Saving Amount, then the Indemnifying Party shall pay to the Indemnitee an amount equal to the difference between such amounts promptly after receipt of written notice setting forth the amount due and the computation thereof.

Section 5.5                                    No Indemnification for Tax Items.  Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of any Party.

Section 5.6                                    Double Recovery.  Notwithstanding anything herein to the contrary, no Party shall be entitled to indemnification hereunder for any amount to the extent such Party has otherwise been reimbursed for such amount.

ARTICLE VI

PAYMENTS

Section 6.1                                    In General.  In the event that one party (the “Owing Party”) is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Article VI.  All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.

Section 6.2             Treatment of Payments.  Unless otherwise required by any Final Determination, the Parties agree that any payments made by one Party to the other Party (other than payments of interest pursuant to Section 6.5 and payments of After Tax Amounts pursuant to Section 6.4) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution and, accordingly not includible in the taxable income of the recipient.

Section 6.3             Prompt Performance.  All actions required to be taken by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

Section 6.4             After Tax Amounts.  If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 6.5) is subject to any Tax, the Party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 6.5 on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount.  A Party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount.  However, a Party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

Section 6.5             Interest.  Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to twelve percent (12%).  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

ARTICLE VII

TAX PROCEEDINGS

Section 7.1             Audits.  The Party responsible for preparing and filing a Tax Return pursuant to Article II (the “Filing Party”) shall have the right to control, contest, and represent the interests of itself and any of its Affiliates in any Audit relating to such Tax Return; provided, that if the other Party (the “Non-Filing Party”) paid Taxes with respect to such Tax Return pursuant to Section 3.1 or Section 3.2, as applicable, the Non-Filing Party shall be entitled to participate in such Audit, at its own cost and expense and with counsel of its own choosing (such counsel to be reasonably acceptable to the Filing Party), and the Filing Party shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit without the prior written consent of the Non-Filing Party (such consent not to be unreasonably withheld, delayed or conditioned) to the extent that the proposed resolution, settlement or agreement to any deficiency, claim or adjustment relates to Taxes paid by the Non-Filing Party pursuant to Section 3.1 or Section 3.2, as applicable.  The Filing Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution or determination of any Tax Item; provided, that the Filing Party and the Non-Filing Party shall jointly determine any such matter in the case of any Audit relating to a Tax Return with respect to which the Non-Filing Party paid Taxes pursuant to Section 3.1 or Section 3.2, applicable.  Each of the Filing Party and the Non-Filing Party shall bear its respective costs incurred in handling, settling, or contesting an Audit, and any costs incurred by both Parties shall be shared equally.  The Filing Party shall advise the Non-Filing Party of all significant Tax issues subject to an Audit by any Taxing Authority, and shall keep the Non-Filing Party fully informed on a timely basis with respect to any proposed contest, compromise or settlement thereof.

Section 7.2             Notice.  Within twenty (20) business days after a Party receives a written notice or other information from a Taxing Authority of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such Party shall notify the other Party of such issue, and thereafter shall promptly forward to the other Party copies of notices and material communications with any Taxing Authority relating to such issue.  The failure of one Party to notify the other Party of any matter relating to a particular Tax for a Taxable Period or to take any action specified in this Agreement shall not relieve such other Party of any liability and/or obligation which it may have under this Agreement with respect to such Tax for such Taxable Period, except to the extent that such other Party’s rights under this Agreement are materially prejudiced by such failure.

Section 7.3             Remedies.  New A&B agrees that no claim against Holdings and no defense to New A&B’s liabilities or obligations to Holdings under this Agreement shall arise from the resolution by Holdings of any deficiency, claim or adjustment relating to the redetermination of any Tax Item of Holdings or any Holdings Affiliate.

Section 7.4             Control of Distribution Tax Proceedings.

(a)        Holdings shall have the right to control, contest, and represent the interests of itself and any Holdings Affiliate in any Audits relating to Distribution Taxes for which Holdings bears liability pursuant to Section 4.1(a), Section 4.1(c) or Section 4.1(e), and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit.  Holdings’ rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.  New A&B shall be entitled through counsel of its choosing and reasonably acceptable to Holdings to monitor the conduct or settlement of any such Audit by Holdings, and Holdings shall keep New A&B and such counsel fully informed on a timely basis with respect thereto.  Holdings shall provide New A&B and such counsel with such information as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in such monitoring shall be borne by New A&B.

(b)        New A&B shall have the right to control, contest, and represent the interests of itself and any New A&B Affiliate in any Audits relating to Distribution Taxes for which New A&B bears liability pursuant to Section 4.1(b), Section 4.1(c) or Section 4.1(e), and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit.  New A&B’s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.  Holdings shall be entitled through counsel of its choosing and reasonably acceptable to New A&B to monitor the conduct or settlement of any such Audit by New A&B, and New A&B shall keep Holdings and such counsel fully informed on a timely basis with respect thereto.  New A&B shall provide Holdings and such counsel with such information as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in such monitoring shall be borne by Holdings.

(c)        Holdings and New A&B shall jointly control and contest any Audits relating to Distribution Taxes for which they both bear liability pursuant to Section 4.1(d); provided, that either Party may assume sole control of any such Audit if such Party acknowledges in writing that it has sole liability for any Distribution Taxes that are reasonably expected to arise in such Audit.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1             Effectiveness.  This Agreement shall become effective on the Separation Date.

Section 8.2             Cooperation and Exchange of Information.

(a)        Cooperation.  Holdings and New A&B shall each cooperate fully (and each shall cause its respective Affiliates to cooperate fully) with all reasonable requests from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement.  Such cooperation shall include, without limitation:

(i)    the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding earnings and profits and the ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings, closing agreements or other determinations by Taxing Authorities;

(ii)   the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by a member of the New A&B Tax Group or the Holdings Tax Group, including certification, to the best of a Party’s knowledge, of the accuracy and completeness of the information it has supplied or any power of attorney required by the applicable Taxing Authority to be provided by one Party to another Party for the performance by such other Party of acts required or permitted under this Agreement; and

(iii)  the use of the Party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing.

Each Party shall use reasonable best efforts to comply in connection with the foregoing matters within ten (10) business days or such shorter period as may be required by the applicable Taxing Authority or otherwise in connection with any Audit.  Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b)        Failure to Perform.  If a Party materially fails to comply with any of its obligations set forth in Section 8.1(a) upon reasonable request and notice by the other Party, and such failure results in the imposition of additional Taxes, the non-performing Party shall be liable in full for such additional Taxes notwithstanding anything to the contrary in this Agreement.

Section 8.3             Dispute Resolution.  Unless otherwise agreed by the Parties, any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof (“Dispute”) which arises between Holdings and New A&B shall be resolved pursuant to this Section 8.3.  The Dispute shall first be negotiated between the appropriate senior executives of Holdings and New A&B who shall have the authority to resolve the matter.  Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by Holdings or New A&B, as applicable, of notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.”  If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, then Holdings and New A&B shall jointly retain a nationally recognized accounting firm reasonably acceptable to both Parties to resolve the Dispute.  If Holdings and New A&B cannot mutually agree upon an accounting firm, then any Dispute which Holdings and New A&B cannot resolve within thirty (30) days from the Dispute Resolution Commencement Date shall be resolved by a nationally recognized accounting firm selected by Dispute Prevention & Resolution, Inc. (“DPR”); provided, that, unless the Parties otherwise agree, DPR shall not select any accounting firm that is then providing auditing or tax services to either of the Parties or their Subsidiaries.  The accounting firm selected by DPR shall act as an arbitrator to resolve all points of disagreement, and its decision shall be final and binding upon all parties involved.  Any such arbitration shall be conducted in Honolulu, Hawaii.  Following the decision of such accounting firm, Holdings and New A&B shall each take or cause to be taken any action necessary to implement the decision of such accounting firm.  Holdings and New A&B shall share equally the administrative costs of the arbitration and such accounting firm’s fees, disbursements and expenses, and shall each bear their respective other costs and expenses related to the arbitration.

Section 8.4             Notices. Notices, offers, requests or other communications required or permitted to be given by any Party pursuant to the terms of this Agreement shall be given in writing to Holdings or New A&B, as applicable, to the following addresses or facsimile numbers:

If to Holdings, at:

Matson, Inc.

1411 Sand Island Parkway

Honolulu, HI 96803

Attention: Chief Legal Officer

Fax: 808-842-6048

and

Matson, Inc.

555 12th Street

Oakland, CA 94607

Attention: Chief Legal Officer

Fax: 510-628-7331

with a copy to Holdings’ tax department at the same address.

If to New A&B, at:

Alexander & Baldwin, Inc.

822 Bishop Street

Honolulu, HI 96813

Attention: Chief Legal Officer

Fax: 808-525-6652

or to such other address or facsimile number as the party to whom notice is given may have previously furnished to the other in writing as provided herein.  Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested.  All other notices may also be sent by facsimile, confirmed by first class mail.  All notices shall be deemed to have been given when received, if hand-delivered; when receipt is confirmed, if transmitted by facsimile or similar electronic transmission method; one (1) business day after it is sent, if sent by recognized overnight courier; and three (3) days after it is postmarked, if mailed by first class mail or certified mail, return receipt requested, with postage prepaid.

Section 8.5             Changes in Law.

(a)        Any reference to a provision of the Code, Treasury Regulations, or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b)        If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date specified in the preamble to this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 8.6             Confidentiality.  Each of the Parties hereto shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other Party hereto furnished it by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such Party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and no Party shall release or disclose such information to any other Person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers or other consultants who shall be advised of and agree to be bound by the provisions of this Section 8.5.  Each of the Parties hereto shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 8.7             Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  This Agreement may be enforced separately by each member of the Holdings Tax Group and each member of the New A&B Tax Group.  No Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party hereto, and any such assignment shall be void; provided, that Holdings or New A&B may assign this Agreement to a successor entity if such successor entity agrees in writing, reasonably satisfactory to Holdings or New A&B, as applicable, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 8.8             Affiliates.

(a)        Holdings shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any other Matson Group Member; provided, that if it is contemplated that a Matson Group Member may cease to be controlled, directly or indirectly, by Holdings as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Matson Group to the shareholders of Holdings, then Holdings shall request in writing no later than thirty (30) days prior to such cessation that New A&B execute a release of such Matson Group Member from its obligations under this Agreement effective as of such transfer, provided that Holdings shall succeed to the rights of such Matson Group Member under this Agreement and shall have confirmed in writing the obligations of Holdings and the remaining Matson Group Members with respect to their own obligations and the obligations of the departing Matson Group Member, and that such departing Matson Group Member shall have executed a release of any rights it may have against New A&B by reason of this Agreement.

(b)        New A&B shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any other member of the New A&B Group; provided, that if it is contemplated that member of the New A&B Group may cease to be controlled, directly or indirectly, by New A&B as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the New A&B Group to the shareholders of New A&B, then New A&B shall request in writing no later than thirty (30) days prior to such cessation that Holdings execute a release of such member of the New A&B Group from its obligations under this Agreement effective as of such transfer, provided that New A&B shall succeed to the rights of such member of the New A&B Group under this Agreement and shall have confirmed in writing the obligations of New A&B and the remaining members of the New A&B Group with respect to their own obligations and the obligations of the departing member of the New A&B Group, and that such departing member of the New A&B Group shall have executed a release of any rights it may have against Holdings by reason of this Agreement

Section 8.9             Authority.  Each of the Parties hereto represents, on behalf of itself and its affiliates, to the other that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 8.10           Entire Agreement.  This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules attached hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 8.11           Governing Law and Jurisdiction.  This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the laws of the State of Hawaii, excluding its conflict of law rules.

Section 8.12           Counterparts. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 8.13           Severability.  If any term or other provision of this Agreement or the Schedules or Exhibits attached hereto is determined by a non-appealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.14           Parties in Interest.  This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, shall be binding upon Holdings, the Holdings Affiliates, New A&B and the New A&B Affiliates, and shall inure solely to the benefit of the Indemnitees that are Matson Group Members and the Indemnitees that are New A&B Group Members and, in each case, their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.15           Failure or Indulgence Not Waiver.  No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any failure to exercise, or any single or partial exercise, of any such right preclude other or further exercise thereof or of any other right.

Section 8.16           Setoff.  All payments to be made by any Party under this Agreement may be netted against payments due to such Party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

Section 8.17           Amendments.  No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties to this Agreement.

Section 8.18           Interpretation.  When a reference is made in this Agreement to an Article or a Section, or to an Exhibit or a Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The headings contained in this Agreement, in any Exhibit or Schedule, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.   Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement.

Section 8.19           Coordination with Employee Matters Agreement.  To the extent any covenants or agreements between the Parties with respect to employment Taxes are set forth in the Employee Matters Agreement, such matters shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.20           Conflict or Inconsistency Between Agreements.  Except as provided in Section 8.19, in the event of any conflict or inconsistency between any provision of this Agreement and any provision of either the Separation Agreement or any of the other Ancillary Agreements, the applicable provisions of this Agreement shall prevail.

[SIGNATURE PAGE FOLLOWS]

WHEREFORE, the Parties have signed this Tax Sharing Agreement effective as of the date first set forth above.

ALEXANDER & BALDWIN HOLDINGS, INC.
on behalf of itself and the Holdings Affiliates

/s/ Joel M. Wine
Name:	Joel M. Wine
Title:	Senior Vice President, Chief Financial Officer and Treasurer

A & B II, Inc.
on behalf of itself and the New A&B Affiliates

/s/ Stanley M. Kuriyama
Name:	Stanley M. Kuriyama
Title:	President and Chief Executive Officer

[Signature Page to Tax Sharing Agreement]